Exhibit 99.1

May 29, 2009	For Immediate Release

Employers Holdings, Inc. Announces Annual
Stockholder Meeting Results

May 29, 2009 – Reno, Nev. – Employers Holdings, Inc. (NYSE: EIG) today announced the results of its 2009 annual meeting of the stockholders, which was held yesterday.

At the annual meeting, stockholders re-elected four members of the Board of Directors to serve three-year terms expiring at the 2012 annual meeting of the stockholders, or until their successors are elected and qualified. The directors re-elected are Ronald F. Mosher, Katherine W. Ong, Michael D. Rumbolz and Valerie R. Glenn. Stockholders also ratified the appointment of Ernst & Young LLP as the company’s independent auditors for the fiscal year ending December 31, 2009.

About Employers Holdings, Inc.
Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small and medium-sized businesses engaged in low to medium hazard industries. The company, through its subsidiaries, operates in 30 states. Insurance is offered by Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company. Employers Preferred Insurance Company and Employers Assurance Company are also known as AmCOMP Preferred Insurance Company and AmCOMP Assurance Corporation, respectively. Additional information can be found at: http://www.employers.com.

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CONTACT:
 Media – Ty Vukelich, Vice President, Corporate Marketing, tvukelich@employers.com, (775) 327-2677
 Analysts – Vicki Erickson, Vice President, Investor Relations, verickson@employers.com, (775) 327-2794